Articles of Amendment of Principal Investors Fund, Inc.

         Principal Investors Fund, Inc., a Maryland Corporation having its principal office in this state in Baltimore, Maryland (hereinafter called the Corporation), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

         FIRST: On the 23rd day of May 2005, the Board of Directors, acting in accordance with Sections 2-309(e), 2-105(a)(12) and 2-605(a)(2) of Maryland General Corporation Law, approved (i) a change in the name of the Capital Preservation series of the Corporation to the Ultra Short Bond series, (ii) a reverse stock split which will result in a decrease of authorized shares of the Corporation and an increase of the par value of the shares of the Capital Preservation series and (iii) related amendments to the charter of the Corporation (the "Charter Amendments"). To give effect to the reverse stock split, there will be a decrease of shares of the Capital Preservation series from five hundred forty-five million (545,000,000) to fifty-four million five hundred thousand (54,500,000) shares. Simultaneously, the par value of those shares will increase from $.01 to $.10. The decrease of shares and increase of par value of those shares will result in no change in the aggregate amount of stated capital of the Corporation. Therefore, the total number of authorized shares the Corporation will have authority to issue will be twenty-three billion six hundred thirteen million (23,613,000,000) shares of stock, not including shares allocated to the Capital Preservation series, of the par value of one cent ($.01) each, and fifty-four million five hundred thousand (54,500,000) shares of the Capital Preservation series, of the par value of ten cents ($.10) each, all shares having a combined aggregate par value of two hundred forty-one million five hundred eighty thousand dollars ($241,580,000).

         SECOND: The Charter Amendments are limited to changes expressly authorized by Section 2-105(a)(12) or by Section 2-605 of the Maryland General Corporation Law.

         THIRD. The Charter Amendments shall be effective at 4:00 p.m. Eastern Time on the 27th day of May, 2005.

         FOURTH. The Charter Amendments are as follows:

         (1) all references in the Charter to the Corporation's Capital Preservation series are changed to Ultra Short Bond series.

         (2) the number of shares allocated to each class of the Ultra Short Bond series is changed as follows:

                   Class                                    From                         To

                   Select                                   5,000,000                    500,000
                   Preferred                               80,000,000                  8,000,000
                   Advisors Select                         80,000,000                  8,000,000
                   Advisors Preferred                     100,000,000                 10,000,000
                   Advisors Signature                     100,000,000                 10,000,000
                   J                                       80,000,000                  8,000,000
                   Institutional                          100,000,000                 10,000,000

         (3) The first sentence of Article V is deleted and replaced by the following:

                  "The total number of shares of stock which the Corporation shall have authority to issue is twenty-three billion six hundred sixty-seven million five hundred thousand (23,667,500,000) shares, of which fifty-four million five hundred thousand (54,500,000) shares shall be allocated to the Ultra Short Bond series and shall have a par value of $.10 per share, and the remaining shares shall be allocated as otherwise provided herein and shall have a par value of $.01 per share. The aggregate par value of the shares allocated to the Ultra Short Bond series is five million four hundred fifty thousand dollars ($5,450,000), of the remaining shares is two hundred thirty-six million one hundred thirty thousand dollars ($236,130,000) and of all the authorized shares is two hundred forty-one million five hundred eighty thousand dollars ($241,580,000)."


       IN WITNESS WHEREOF, Principal Investors Fund, Inc. has caused these presents to be signed in its name and on its behalf by its President and Chief Executive Officer and attested by its Secretary on May 26, 2005.


                           Principal Investors Fund, Inc.


                           By  /s/Ralph C. Eucher
                               ------------------------------------------------
                               Ralph C. Eucher, President and Chief
                               Executive Officer


Attest


/s/A. S. Filean
_____________________________________________________
Arthur S. Filean, Senior Vice President and Secretary

The UNDERSIGNED, President and Chief Executive Officer of Principal Investors Fund, Inc., who executed on behalf of said corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Amendment to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.


           /s/Ralph C. Eucher
           ____________________________________________________________________
           Ralph C. Eucher
           President and Chief Executive Officer, Principal Investors Fund, Inc.